                                                                    EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE(1)
                     (In thousands, except per share data)

                                                                           YEAR ENDED MARCH 31,
                                                                      ------------------------------
                                                                        1994       1995       1996
                                                                      --------    -------    -------
Primary and Fully Diluted:
Weighted average shares outstanding for the period.................     29,656     29,656     30,234
Common equivalent shares pursuant to Staff Accounting Bulletin No.
  83...............................................................      5,166      5,166      4,990
                                                                       -------    -------    -------
Shares used in computing per share amounts.........................     34,822     34,822     35,224
                                                                       =======    =======    =======
Net income (loss) available for common
  stockholders.....................................................    (17,325)    (8,941)    45,222
                                                                       =======    =======    =======
Net income per common share........................................   $  (0.50)   $ (0.26)   $  1.28
                                                                       =======    =======    =======

- ---------------

(1) Primary and fully diluted calculations are substantially the same.